NEWS RELEASE

FOR IMMEDIATE RELEASE

November 15, 2004

CAPITOL FEDERAL FINANCIAL
REPORTS FISCAL YEAR 2004 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced results for its fiscal year and quarter ended September 30, 2004.

In July 2004, the Bank refinanced $2.40 billion of Federal Home Loan Bank ("FHLB") advances and incurred a prepayment penalty of $236.1 million pre-tax, $146.6 million after tax. Management believes, in addition to its regular reporting requirements, it is important for comparability purposes to present selected financial results and performance ratios excluding the prepayment penalty on a non-GAAP basis. Because of the magnitude and non-recurring nature of the prepayment penalty, this transaction is discussed in more detail below.

Results for the Fourth Quarter ended September 30, 2004

For the three months ended September 30, 2004, the Company recognized a net loss of $130.0 million compared to net income of $3.0 million for the same quarter one year ago. The net loss was the result of the $146.6 million prepayment penalty, after tax, associated with refinancing $2.40 billion of the FHLB advances. Excluding the prepayment penalty and the related tax impact, net income for the quarter was $16.6 million, as set forth in the Selected Financial Results and Ratios section, or $13.6 million greater than the same quarter in the prior year. The increase, excluding the prepayment penalty, between the two quarters was due to an increase in the net interest margin of 107 basis points to 1.85% for the quarter ended September 30, 2004, primarily due to refinancing $2.40 billion of FHLB advances.

In July 2004, the Bank refinanced $2.40 billion of its fixed-rate, non-swapped FHLB advances. The Bank entered into $2.65 billion of new fixed-rate, fixed-term FHLB advances that have no conversion features. The additional $250.0 million of FHLB advances was used primarily to finance the prepayment penalty associated with the refinancing. The refinancing shortened the average maturity of the refinanced FHLB advances to an average life of 43 months from 67 months. Prior to the refinancing, the $2.40 billion of FHLB advances had an average rate of 6.13%. The average rate of the $2.65 billion of new FHLB advances is 3.78%. The FHLB advances on which there are interest rate swaps of a notional amount of $800.0 million designated as fair value hedges ("swapped FHLB advances") had an average pay rate of 3.98% and average receive rate of 6.16% during the current quarter. The average rate on the FHLB advances decreased to 4.19% from 6.14% for the same quarter one year ago. Interest expense on FHLB advances was reduced $14.2 million between the two quarters.

The increase in the net interest margin was also due to a decrease in the average rate on deposits of 34 basis points and a decrease in the average balance of deposits of $99.7 million between the two quarters. The average rate on certificates decreased to 2.80%, or down 48 basis points, and the average balance of certificates decreased $134.0 million from the same quarter one year ago. As certificates matured over the past year, the renewing rates were generally lower than the original rates on those certificates. Not all customers are reinvesting maturing certificates into certificates at current rates offered by the Bank. Interest expense on deposits decreased $4.2 million between the two quarters.

Additionally, the increase in the net interest margin was due to a 24 basis point increase in the average yield of interest-earning assets, partially offset by a decrease of $118.4 million in the average balance of interest-earning assets. The average yield on mortgage-related securities increased 91 basis points compared to the same quarter one year ago. The increase in the yield was primarily due to a decrease in net premium amortization compared to the same quarter one year ago. The net premium amortization for the quarter ended September 30, 2004 was $4.2 million, which was significantly lower than the $12.2 million of net premium amortization during the same quarter last year. The decrease in the amount of net premium amortization between the two time periods was due to a reduction in prepayments as long-term interest rates began to stabilize in mid 2004. During the third quarter, management shifted its emphasis from purchasing mortgage-related securities to purchasing mortgage loans as the yields on mortgage loans are more favorable than the yields on mortgage-related securities and an adequate supply was available. Loans purchased by the Bank are underwritten to the same credit quality standards as loans originated by the Bank. As a result of the shift in strategy, the average balance of loans receivable increased $374.9 million. The average balance of investment securities decreased $391.8 million between the two quarters due to maturities and calls of $530.2 million during the year. The average balance of mortgage-related securities decreased $119.7 million due to high levels of prepayments in the first two quarters of the current fiscal year and due to management's shift in strategy. Interest income on interest-earning assets increased $3.7 million between the two quarters.

Other expenses increased to $253.7 million for the quarter ended September 30, 2004 compared to $18.2 million for the same quarter in 2003. The large increase in other expenses was primarily the result of the $236.1 million prepayment penalty, pre-tax, associated with refinancing the FHLB advances. Excluding the prepayment penalty, other expenses for the quarter would have been $17.6 million or $579 thousand less than the same quarter in the prior year. The decrease was primarily in compensation expense, regulatory and outside services as well as deposit and loan fees, offset by an increase in Other, net due to impairment charges on mortgage servicing rights and an increase in advertising expense.

The Company's efficiency ratio for the quarter ended September 30, 2004 was 39.52%, as set forth in the Selected Financial Results and Ratios section excluding the prepayment penalty, compared to 79.75% for the quarter ended September 30, 2003. The efficiency ratio measures a financial institution's operating expenses as a percent of its net interest margin and its other income. A lower value indicates that a financial institution is generating revenue with a lower level of expense. Another measure of a financial institution's ability to operate effectively is the ratio of operating expenses to total average assets ("operating expense ratio"). The Company's operating expense ratio for the quarter ended September 30, 2004 was 0.83%, as set forth in the Selected Financial Results and Ratios section excluding the prepayment penalty, compared to 0.85% for the same quarter one year ago.

Results for Fiscal Year ended September 30, 2004

For the year ended September 30, 2004, the Company recognized a net loss of $106.3 million, compared to net income of $52.0 million for the year ended September 30, 2003. The net loss was the result of the prepayment penalty associated with refinancing the FHLB advances. Excluding the prepayment penalty and the related tax impact, net income for the year was $40.3 million, as set forth in the Selected Financial Results and Ratios section, or $11.7 million less than the prior year. The decrease, excluding the prepayment penalty, in net income was related primarily to the Bank not selling mortgage loans during the current year.

During the year ended September 30, 2003, the Bank sold $591.6 million in fixed-rate single family loans into the secondary market for a gain of $18.5 million, pre-tax. During the year ended September 30, 2004, the Bank did not sell any mortgage loans, a primary contributor to the decrease in net income between the two years, excluding the prepayment penalty.

The net interest margin increased 5 basis points from the prior year to 1.39% for the year ended September 30, 2004. The slight increase in the net interest margin was due to a decrease in the average rate and average balance of interest-bearing liabilities which was more than the decrease in the average rate and average balance of interest-earning assets.

The average rate on the FHLB advances decreased 86 basis points compared to the prior year due to the swapped FHLB advances and the refinanced FHLB advances. The swapped FHLB advances had an average pay rate of 3.71% during the year, which reduced the average rate on the FHLB advances by 47 basis points for the fiscal year. The refinancing of the fixed-rate, non-swapped FHLB advances in July 2004 reduced the average rate on the FHLB advances by 39 basis points compared to the prior year. Interest expense on the FHLB advances was reduced by $24.9 million between the two years primarily due to the interest rate swaps and to a lesser extent, the refinancing of the FHLB advances.

The average rate on certificates decreased to 2.90%, or down 79 basis points from the previous year, and the average balance of certificates decreased $220.3 million from the same period one year ago. As certificates matured over the past year, the renewing rates were generally lower than the rates on the maturing certificates. Interest expense on total deposits decreased $31.6 million between the two years.

The yield on interest-earning assets decreased 55 basis points and the average balance decreased $214.4 million compared to the prior year. The decrease in the yield was primarily due to a 92 basis point decrease in the yield on loans receivable and partially due to a 47 basis point decrease in the yield on mortgage-related securities. The yield on loans receivable decreased due to the reduction in the average rate on mortgages held in the portfolio as a result of loan modifications, refinances and originations of mortgage loans with rates generally below the average portfolio rate. The yield on mortgage-related securities decreased due to securities with higher than current market yields prepaying and being replaced by securities with lower, market yields, which was partially offset by a decrease in net premium amortization. Net premium amortization for the year ended September 30, 2004 was $21.7 million compared to $28.2 million for the year ended September 30, 2003. The average balance of mortgage-related securities decreased $201.7 million due to the high level of prepayments during the first two quarters of the current fiscal year and to a change in strategy by management in the third quarter of the current fiscal year as previously discussed. Interest income on interest-earning assets decreased $56.7 million between the two years.

Other expenses increased to $309.0 million for the year ended September 30, 2004 compared to $72.6 million for the year ended September 30, 2003, primarily due to the refinancing of the FHLB advances. Other expenses, excluding the prepayment penalty, would have been $72.9 million, which is comparable to the prior year.

The Company's efficiency ratio for the year ended September 30, 2004 was 52.35%, as set forth in the Selected Financial Results and Ratios section excluding the prepayment penalty, compared to 46.05% for the year ended September 30, 2003. The Company's operating expense ratio for the year ended September 30, 2004 was 0.86%, as set forth in the Selected Financial Results and Ratios section excluding the prepayment penalty, which is comparable to 0.84% one year ago.

Financial Condition at September 30, 2004

During fiscal year 2004, total assets decreased $41.8 million to $8.54 billion at September 30, 2004. The decrease in assets was mainly attributed to a decrease in investment securities of $384.3 million and a decrease in mortgage-related securities of $295.5 million, partially offset by an increase in loans receivable of $439.8 million, an increase in cash and cash equivalents of $129.6 million and the recording of a deferred tax asset related to the refinancing of the FHLB advances. During fiscal year 2004, $470.2 million of investment securities matured and $60.0 million were called. The increase in loans was attributed to the Bank purchasing $537.1 million mortgage loans during fiscal year 2004, of which $227.1 million were purchased during the fourth quarter. The increase in loans was also due to a slow down in prepayments, compared to the prior year, primarily due to an increase in long-term rates in the third and fourth quarter of the current fiscal year. The increase in cash and cash equivalents was due to a nationwide lender not filling all of its commitments to sell mortgage loans at June 30, 2004, as the lender was purchased by another company. Subsequent to September 30, 2004, the Company purchased mortgage-related securities with those funds. It is the Company's current intent to continue to purchase mortgage loans over mortgage-related securities and the Company is in the process of evaluating mortgage brokers to fill mortgage loan needs.

Under the Internal Revenue Code, the Bank is required to amortize the prepayment penalty associated with the FHLB advance refinancing over the term of the new advances as an original issue discount. Through September 30, 2010, the Bank will take annual deductions on its tax return for the amount of the original issue discount amortized in that year, as a yield adjustment to recorded FHLB advance expense. The Bank will take a deduction of $4.7 million, net of tax, on its current year tax return related to the amortization of the original issue discount. The Bank recorded a deferred tax asset of $89.5 million for the deferred tax asset associated with the FHLB advance refinancing, with a balance of $84.8 million at September 30, 2004, for the original issue discount that will be amortized in the future.

On October 27, 2004, the Board declared a $0.50 per share dividend to shareholders of record on November 5, 2004, payable on November 19, 2004.

In November 2003, the Board adjusted its dividend policy for calendar year 2004 with the intent to pay its calendar year dividend in four equal quarterly installments. No dividend payout ratio has been targeted and one is not currently contemplated. Dividends paid during calendar year 2004 will total $2.00 per share, the same amount paid in calendar year 2003. The Company has, to date, only paid dividends on publicly traded shares, not shares held by the mutual holding company.

At September 30, 2004, Capitol Federal Financial, on a stand-alone basis, had $119.1 million of cash available for general corporate or capital purposes including the payout of dividends.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 36 branch locations in Kansas, of which 8 are in-store branches. In October 2004, the Bank opened a second branch in Manhattan, Kansas. Capitol Federal Savings Bank employs 693 full time equivalent employees in the operation of its business and is one of the largest originators of one- to four-family residential mortgage loans in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

All amounts and counts, except per share amounts, in the following tables are rounded to the nearest thousand (unless otherwise indicated) and, for the current year, are unaudited. Certain reclassifications have been made to the 2003 consolidated financial statements in order to conform with the 2004 presentation.

The following table presents selected balance sheet data for the Company at the dates indicated.

	Balance at
	September 30,	June 30,	September 30,
	2004	2004	2003
Selected Balance Sheet Data:
Total assets	$8,541,036	$8,447,353	$8,582,816
Cash and cash equivalents	171,526	101,645	41,918
Loans receivable, net	4,747,228	4,536,710	4,307,440
Mortgage-related securities	2,648,708	2,890,609	2,944,174
Investment securities	638,079	663,355	1,022,412
Capital stock of FHLB	174,126	173,752	169,274
Deposits	4,127,472	4,174,113	4,237,889
FHLB advances	3,449,429	3,180,010	3,200,000
Borrowings, other	53,348	53,334	81,146
Stockholders' equity	832,414	963,987	976,445
Unrealized loss on AFS
securities, net of income taxes	(1,983)	(10,241)	(1,758)
Equity to total assets at end of period	9.75%	11.41%	11.38%
Book value per share	$11.54	$13.37	$13.75
Shares outstanding	72,164,055	72,091,547	71,027,675

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,075	$64,838	$247,365	$287,521
Mortgage-related securities	24,010	18,426	94,469	115,262
Investment securities	7,879	9,207	36,004	31,230
Cash and cash equivalents	323	267	891	1,526
Capital stock of Federal Home Loan Bank	1,626	1,493	6,104	5,997
Total interest and dividend income	97,913	94,231	384,833	441,536

INTEREST EXPENSE:
Deposits	22,670	26,899	92,931	124,517
FHLB Advances	36,029	50,184	174,276	199,202
Other borrowings	606	651	1,435	3,129
Total interest expense	59,305	77,734	268,642	326,848

NET INTEREST AND DIVIDEND INCOME	38,608	16,497	116,191	114,688
PROVISION FOR LOAN LOSSES	44	--	64	--
NET INTEREST AND DIVIDEND INCOME
AFTER PROVISION FOR LOAN LOSSES	38,564	16,497	116,127	114,688

OTHER INCOME:
Retail fees and charges	3,925	3,744	14,978	15,068
Loan fees	579	715	2,423	2,981
Insurance commissions	681	616	2,114	2,130
Gain on sale of loans receivable held for sale	5	322	107	18,949
Other, net	913	1,108	3,963	4,034
Total other income	6,103	6,505	23,585	43,162

OTHER EXPENSES:
Salaries and employee benefits	9,160	9,525	41,909	39,547
Occupancy of premises	3,229	3,228	12,061	11,429
Regulatory and other services	965	1,384	3,889	4,431
Deposit and loan transaction fees	1,043	1,377	3,723	5,203
Advertising	1,450	985	3,682	3,962
Office supplies and related expenses	582	594	2,390	2,687
Federal insurance premium	158	177	656	736
Prepayment penalty	236,109	--	236,109	--
Other, net	1,053	949	4,619	4,565
Total other expenses	253,749	18,219	309,038	72,560

(LOSS) INCOME BEFORE INCOME TAX
(BENEFIT) EXPENSE	(209,082)	4,783	(169,326)	85,290

INCOME TAX (BENEFIT) EXPENSE	(79,094)	1,823	(63,051)	33,259
NET (LOSS) INCOME	$(129,988)	$2,960	$(106,275)	$52,031

Basic (loss) earnings per share	$(1.81)	$0.04	$(1.48)	$0.74
Diluted (loss) earnings per share	$(1.78)	$0.04	$(1.46)	$0.72
Dividends declared per share	$ 0.50	$0.24	$ 2.81	$2.12

The following table presents the average balances of assets and liabilities and their related yields and costs for the periods indicated. The yields and costs include amortization of fees, costs, premiums and discounts which are considered adjustments to interest rates.

	For the Three Months Ended		For the Year Ended
	September 30, 2004		September 30, 2004
	Average		Average
	Outstanding	Yield/	Outstanding	Yield/
Assets:	Balance	Rate	Balance	Rate
Interest-earning assets:
Loans receivable	$4,660,619	5.50%	$4,428,204	5.59%
Mortgage-related securities	2,788,155	3.44	2,825,549	3.34
Investment securities	642,069	4.91	816,792	4.41
Cash and cash equivalents	99,751	1.28	90,960	0.98
Capital stock of FHLB	172,511	3.75	171,208	3.57
Total interest-earning assets	8,363,105	4.68	8,332,713	4.62
Other noninterest-earning assets	167,222		148,425
Total assets	$8,530,327		$8,481,138

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Deposits	$4,151,506	2.17%	$4,162,187	2.23%
FHLB advances	3,383,679	4.19	3,252,325	5.28
Borrowings, other	53,343	4.45	27,820	4.21
Total interest-bearing liabilities	7,588,528	3.08	7,442,332	3.57
Other noninterest-bearing liabilities	79,326		103,582
Stockholders' equity	862,473		935,224
Total liabilities and stockholders' equity	$8,530,327		$8,481,138

Net interest rate spread		1.60%		1.05%
Net interest-earning assets	$774,577		$890,381
Net interest margin		1.85%		1.39%
Ratio of interest-earning assets
to interest-bearing liabilities		1.10		1.12

Return on average assets (annualized)[1]		(0.94)%		(1.25)%
Return on average equity (annualized) [1]		(9.31)%		(11.36)%
Average equity to average assets		10.11%		11.03%

1 Net income excluding the prepayment penalty is annualized in the calculation of this ratio.

The following table presents rate information at the dates indicated.
	September 30,
	2004	2003
Average Yield / Cost at End of Period:
(annualized)
Loans receivable	5.44%	5.70%
Mortgage-related securities	3.57	2.99
Investment securities	4.89	3.52
Deposits	2.16	2.45
FHLB advances	3.86	6.14
Borrowings, other	4.37	3.19

The following table provides a summary of the activity in the portfolio of mortgage-related securities for the periods presented. The yields and weighted average life ("WAL") for purchases are presented as recorded at the time of purchase. The yields and WAL for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.
	For the Three Months Ended
	September 30, 2004			September 30, 2003
Mortgage-related securities:	Amount	Yield	WAL	Amount	Yield	WAL
Beginning balance	$2,890,609	3.31%	4.93	$2,989,994	3.54%	2.82
Maturities and repayments	(252,584)			(591,821)
Net amortization of premiums/discounts	(4,247)			(12,150)
Purchases
Fixed	1,626	5.12	6.40	292,892	4.74	5.65
ARMs	--	--	--	291,348	3.47	9.66
Change in valuation on AFS securities	13,304			(26,089)
Ending balance	$2,648,708	3.57%	3.35	$2,944,174	2.99%	3.14

	For the Year Ended
	September 30, 2004			September 30, 2003
Mortgage-related securities:	Amount	Yield	WAL	Amount	Yield	WAL
Beginning balance	$2,944,174	2.99%	3.14	$2,574,880	5.56%	2.71
Maturities and repayments	(1,160,171)			(2,629,603)
Net amortization of premiums/discounts	(21,722)			(28,215)
Purchases
Fixed	370,683	4.40	5.43	426,210	4.19	5.17
ARMs	516,106	3.45	10.09	2,632,066	3.91	9.95
Change in valuation on AFS securities	(362)			(31,164)
Ending balance	$2,648,708	3.57%	3.35	$2,944,174	2.99%	3.14

The following table provides a summary of the activity of investment securities for the periods presented. The yields and WAL for purchases are presented as recorded at the time of purchase. The yields and WAL for the beginning and ending balances are as of the period presented.

	For the Three Months Ended
	September 30, 2004			September 30, 2003
Investment securities:	Amount	Yield	WAL	Amount	Yield	WAL
Beginning balance	$663,355	4.89%	5.07	$975,011	3.55	1.65
Maturities and calls	(25,000)			(50,000)
Net amortization of premiums/discounts	(276)			(2,599)
Purchases	--	--	--	100,000	3.81	5.00
Ending balance	$638,079	4.89%	1.73	$1,022,412	3.52%	1.53

	For the Year Ended
	September 30, 2004			September 30, 2003
Investment securities:	Amount	Yield	WAL	Amount	Yield	WAL
Beginning balance	$1,022,412	3.52%	1.53	$500,814	5.20%	2.44
Maturities and calls	(530,205)			(75,000)
Net amortization of premiums/discounts	(4,128)			(8,446)
Purchases	150,000	5.92	15.00	605,044	2.25	2.69
Ending balance	$638,079	4.89%	1.73	$1,022,412	3.52%	1.53

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees and allowance for loan losses.
	For the Three Months Ended
	September 30, 2004		September 30, 2003
Loans receivable:	Amount	Yield	Amount	Yield
Beginning balance	$4,583,879	5.47%	$4,328,694	5.99%
Originations and refinances	220,444	5.41	477,790	5.02
Purchases	227,052	4.41	33,138	3.72
Repayments	(234,385)		(481,151)
Transfer to loans held for sale	(3,412)		(4,134)
Other	562		588
Ending balance	$4,794,140	5.44%	$4,354,925	5.70%

	For the Year Ended
	September 30, 2004		September 30, 2003
Loans receivable:	Amount	Yield	Amount	Yield
Beginning balance	$4,354,925	5.70%	$4,909,836	6.70%
Originations and refinances	904,202	5.20	1,648,199	5.24
Purchases	537,065	4.49	182,017	4.08
Repayments	(992,425)		(1,898,084)
Transfer to loans held for sale	(9,798)		(481,033)
Other	171		(6,010)
Ending balance	$4,794,140	5.44%	$4,354,925	5.70%

The following table presents loan origination, refinance, purchase, and modification activity for the periods indicated. The fixed-rate origination of one- to four-family loans less than or equal to 15 years have a stated maturity at origination of less than or equal to 15 years, while fixed-rate origination one- to four-family loans greater than 15 years have a stated maturity at origination of greater than 15 years. The adjustable-rate origination one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate origination one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	September 30, 2004			September 30, 2003
Fixed-Rate	Amount	Yield	% of Total	Amount	Yield	% of Total
Origination - one- to four-family
<= 15 years	$29,080	5.37%	6.50%	$108,968	5.05%	21.33%
> 15 years	91,849	5.95	20.52	207,223	5.59	40.56
Other real estate	483	6.86	0.11	2,211	6.27	0.43
Non real estate	6,341	6.92	1.42	3,894	6.57	0.76
Purchased loans	5,089	5.60	1.14	11	6.00	--
Total fixed-rate loan originations	132,842	5.86	29.69	322,307	5.42	63.08

Adjustable-Rate
Origination - one- to four-family
<= 36 months	12,220	4.14	2.73	30,378	3.59	5.95
> 36 months	43,130	4.89	9.64	82,926	4.20	16.23
Non real estate	37,341	4.87	8.34	42,190	4.59	8.26
Purchased loans	221,963	4.38	49.60	33,127	3.72	6.48
Total adjustable-rate loan originations	$314,654	4.50	70.31	$188,621	4.10	36.92

Total loan originations and purchases	$447,496	4.90%	100.00%	$510,928	4.94%	100.00%

Mortgage loan modifications	$22,632			$382,900

	For the Year Ended
	September 30, 2004			September 30, 2003
Fixed Rate	Amount	Yield	% of Total	Amount	Yield	% of Total
Origination - one- to four-family
<= 15 years	$145,211	5.19%	10.08%	$415,928	5.32%	22.73%
> 15 years	345,752	5.82	23.99	653,173	5.83	35.69
Other real estate	5,433	6.51	0.38	7,122	6.57	0.39
Non real estate	17,773	6.67	1.23	16,258	6.85	0.89
Purchased loans	154,384	4.99	10.71	52	6.76	--
Total fixed rate loan originations	668,553	5.52	46.39	1,092,533	5.66	59.70

Adjustable Rate
Origination - one- to four-family
<= 36 months	56,468	3.85	3.92	143,398	3.88	7.84
> 36 months	191,556	4.63	13.29	256,657	4.45	14.02
Non real estate	142,009	4.74	9.85	155,663	4.90	8.50
Purchased loans	382,681	4.29	26.55	181,965	4.08	9.94
Total adjustable rate loan originations	772,714	4.42	53.61	737,683	4.34	40.30

Total loan originations and purchases	$1,441,267	4.93%	100.00%	$1,830,216	5.13%	100.00%

Mortgage loan modifications	$241,514			$1,946,341

The following table presents the Company's loan portfolio at the dates indicated.

	September 30, 2004			September 30, 2003
	Amount	Yield	% of Total	Amount	Yield	% of Total

Fixed-Rate Loans:
One- to four- family real estate
<= 15 years	$1,322,461	5.48%	27.59%	$1,244,920	5.72%	28.59%
> 15 years	1,796,451	6.07	37.47	1,760,555	6.25	40.43
Other real estate	81,540	6.23	1.70	82,241	6.34	1.89
Non real estate	26,266	6.83	0.55	26,762	7.16	0.61
Total fixed-rate loans	3,226,718	5.84	67.31	3,114,478	6.05	71.52

Adjustable-Rate Loans:
One- to four- family real estate
<= 36 months	626,208	4.57	13.06	650,011	4.93	14.92
> 36 months	747,085	4.42	15.58	413,711	4.65	9.50
Other real estate	17,361	4.73	0.36	12,641	4.28	0.29
Non real estate	176,768	5.50	3.69	164,084	4.94	3.77
Total adjustable-rate loans	1,567,422	4.61	32.69	1,240,447	4.83	28.48
Total Loans	4,794,140	5.44%	100.00	4,354,925	5.70%	100.00

Less:
Loans in process	23,623			27,039
Deferred fees and discounts	18,794			15,896
Allowance for loan losses	4,495			4,550
Total loans receivable, net	$4,747,228			$4,307,440

The following table presents the Company's 30-89 day delinquent loans, non-performing loans and real estate owned, at the dates indicated.
	September 30,
	2004	2003
Asset Quality Information:
Loans 30-89 days delinquent	$22,601	$26,023
Non-performing loans	6,071	8,944
Real estate owned	4,249	4,046
Asset Quality Ratios:
Non-performing assets to total assets at
end of period	0.12%	0.15%
Non-performing loans to total loans	0.13%	0.21%

The following table presents the Company's allowance for loan losses and related ratios at the dates and for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
Allowance for loan losses:
Beginning balance	$4,466	$4,579	$4,550	$4,825
Losses charged against the allowance:
One- to four-family loans	4	12	84	153
Multi-family loans	--	--	--	--
Commercial and other loans	--	--	--	--
Consumer loans	26	26	77	144
Total charge-offs	30	38	161	297
Recoveries	15	9	42	22
Provision charged to expense	44	--	64	--
Ending balance	$4,495	$4,550	$4,495	$4,550

Allowance for loan losses to non-
performing loans			74.04%	50.87%
Allowance for loan losses to loans
receivable, net			0.09%	0.11%

The table below presents the Company's deposit portfolio at the dates indicated.

	At			At
	September 30, 2004			September 30, 2003
		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total

Demand	$380,463	0.21%	9.22%	$374,506	0.26%	8.84%
Passbook & passcard	125,992	0.65	3.05	119,532	0.65	2.82
Money market select	929,862	1.33	22.53	928,260	1.28	21.90
Certificates	2,691,155	2.79	65.20	2,815,591	3.20	66.44
Total deposits	$4,127,472	2.16%	100.00%	$4,237,889	2.45%	100.00%

Selected Financial Results and Ratios

The following tables present selected financial results and annualized performance ratios for the three months ended and the years ended September 30, 2004 and 2003. As previously discussed, in July 2004 the Bank refinanced $2.40 billion of FHLB advances and incurred a prepayment penalty of $236.1 million pre-tax, $146.6 million after tax. Because of the magnitude and non-recurring nature of the prepayment penalty, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the prepayment penalty which are not presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").
	For the Three Months Ended
	September 30, 2004
		Prepayment		September 30,
	Actual	Penalty	Adjusted1	2003
	(Dollars in thousands, except per share data)
Financial results and ratios:
Net (loss) income	$(129,988)	$(146,565)	$16,577	$2,960
Operating expenses	253,749	236,109	17,640	18,219
Average assets2	8,530,327	62,480	8,467,847	8,610,303
Average equity3	862,473	(109,923)	972,396	979,687
Basic (loss) earnings per share	(1.81)	(2.04)	0.23	0.04
Diluted (loss) earnings per share	(1.78)	(2.01)	0.23	0.04

Return on average assets (annualized)	(0.94)%	(1.72)%	0.78%	0.14%
Return on average equity (annualized)	(9.31)	(16.13)	6.82	1.21
Average equity to average assets	10.11	(1.37)	11.48	11.38
Operating expense ratio (annualized)	3.60	2.77	0.83	0.85
Efficiency ratio	568.43	528.91	39.52	79.75

	For the Year Ended
	September 30, 2004
		Prepayment		September 30,
	Actual	Penalty	Adjusted1	2003
	(Dollars in thousands, except per share data)
Financial results and ratios:
Net (loss) income	$(106,275)	$(146,565)	$40,290	$52,031
Operating expenses	309,038	236,109	72,929	72,560
Average assets2	8,481,138	19,225	8,461,913	8,688,331
Average equity3	935,224	(33,823)	969,047	984,615
Basic (loss) earnings per share	(1.48)	(2.04)	0.56	0.74
Diluted (loss) earnings per share	(1.46)	(2.01)	0.55	0.72

Return on average assets	(1.25)%	(1.73)%	0.48%	0.60%
Return on average equity	(11.36)	(15.52)	4.16	5.28
Average equity to average assets	11.03	(0.42)	11.45	11.33
Operating expense ratio	3.64	2.78	0.86	0.84
Efficiency ratio	221.83	169.48	52.35	46.05
  The financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the prepayment penalty.
  The adjusted average assets balance excludes the deferred tax asset associated with the refinancing.
  The adjusted average equity balance excludes the impact of the prepayment penalty on stockholders' equity.

Management's Discussion of Dividends

Because the Company has a relatively unique corporate structure, the reporting of certain information under GAAP is not necessarily reflective of the process considered by the Board in connection with its dividend policy. For the quarter ended September 30, 2004, basic (loss) earnings per share was ($1.81) and diluted (loss) earnings per share was ($1.78). The Company accounts for the shares held by its Employee Stock Option Plan ("ESOP") in accordance with SOP 93-6 and the shares granted but not vested under its Recognition and Retention Plan ("RRP") in a manner similar to the ESOP shares. Shares held by the ESOP and granted under the RRP, but not vested, are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee's individual account. The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.
	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net (loss) income	$(129,988)	$2,960	$(106,275)	$52,031

Average common shares outstanding	71,952,579	70,822,352	71,523,084	70,622,508
Average committed ESOP shares outstanding	151,778	151,778	76,166	76,236
Total basic average common shares
outstanding	72,104,357	70,974,130	71,599,250	70,698,744

Effect of dilutive RRP shares	3,813	200,734	130,286	307,294
Effect of dilutive stock options	797,833	1,285,898	1,056,276	1,386,043
Total diluted average common shares
outstanding	72,906,003	72,460,762	72,785,812	72,392,081

Net (loss) earnings per share
Basic	$(1.81)	$0.04	$(1.48)	$0.74
Diluted	$(1.78)	$0.04	$(1.46)	$0.72

The earnings per share amounts in the above table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by the Company's majority shareholder, Capitol Federal Savings Bank MHC ("MHC"). MHC has waived its right to receive dividends from the Company since its formation and generally intends to continue to do so.

The inclusion of shares held by MHC understates earnings or loss available to public shareholders of CFFN stock. The following table is presented to provide a better understanding of the information the Board of Directors reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. Net (loss) income in 2004 was adjusted for the prepayment penalty, after tax, associated with refinancing certain FHLB advances. The following information is not presented in accordance with GAAP.
	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net (loss) income	$(129,988)	$2,960	$(106,275)	$52,031
Prepayment penalty, after tax	146,565	--	146,565	--
Adjusted net income	16,577	2,960	40,290	52,031

Basic average common shares outstanding	72,104,357	70,974,130	71,599,250	70,698,744
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares held
by public shareholders	19,911,540	18,781,313	19,406,433	18,505,927

Effect of dilutive RRP shares	3,813	200,734	130,286	307,294
Effect of dilutive stock options	797,833	1,285,898	1,056,276	1,386,043
Total adjusted diluted average shares held
by public shareholders	20,713,186	20,267,945	20,592,995	20,199,264

Net earnings per share, available to public shareholders,
excluding the $146.6 million prepayment penalty, after tax:
Basic	$0.84	$0.15	$2.07	$2.81
Diluted	$0.80	$0.15	$1.95	$2.58

The following table shows the number of shares eligible to receive dividends because of the waiver of dividends by MHC at September 30, 2004:
Total voting shares outstanding at September 30, 2003	73,309,059
Net RRP grants (net of forfeitures)	5,000
Options exercised, net	676,742
Total voting shares outstanding at September 30, 2004	73,990,801
Unallocated shares in ESOP	(1,814,746)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at September 30, 2004	19,983,238